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                                                                    EXHIBIT 99.1

Abgenix and Japan Tobacco Cross License Human Monoclonal Antibody Technology With GenPharm

                  Agreement Includes Settlement of Litigation

  FOSTER CITY, Calif., March 27 /PRNewswire/ -- Cell Genesys, Inc.
(Nasdaq: CEGE) today announced that the company, its subsidiary Abgenix, Inc. and Japan Tobacco Inc. have entered into a comprehensive patent cross-license and settlement agreement with GenPharm International for human monoclonal antibody technology. The technology involves genetically modified strains of mice capable of producing fully human monoclonal antibodies for disease therapy. In addition, as part of the cross-license agreement, Cell Genesys was granted a worldwide non-exclusive license in the field of gene therapy to certain technology of GenPharm. The agreement also resolves all related litigation and claims between the parties.

  The agreement includes a worldwide royalty-free cross-license to all issued and related patent applications pertaining to the generation of fully human monoclonal antibodies in genetically modified strains of mice. The issued patents include claims covering the introduction of human antibody genes into mice as well as the inactivation of mouse antibody genes and include a European patent granted to Cell Genesys and several U.S. patents issued to GenPharm most recently during the first quarter of this year. The parties believe that the intellectual property contributions to the cross-license agreement from both sides will enhance their ability to freely commercialize their human monoclonal antibody technologies.

  In consideration of the cross-license and settlement agreement, Cell Genesys agreed to issue a note due September 30, 1998 for $15,000,000, which bears interest at 7% per year and is convertible at the option of GenPharm into 1,666,666 shares of Cell Genesys common stock at $9.00 per share. The conversion price is subject to reset in twelve months. In addition, Japan Tobacco agreed to make a cash payment to GenPharm. The agreement also calls for two potential milestone payments of $7,500,000 each to GenPharm based on the future issuance of certain patents relating to human monoclonal antibody technology in Europe, Japan and/or the United States. These payments will be made by Xenotech, L.P., which is an equal joint venture of Abgenix and Japan Tobacco.

  Abgenix, a subsidiary of Cell Genesys, is focused on the development and commercialization of antibodies to treat a wide range of serious diseases, including transplantation-associated conditions, inflammation, autoimmune disorders and cancer. The company has developed novel strains of transgenic mice that are capable of generating fully human antibodies.

  Cell Genesys is focused on the development and commercialization of ex vivo and in vivo gene therapies to treat major, life-threatening diseases and disorders. The company's AIDS gene therapy is in Phase II human clinical testing and is being developed through a worldwide collaboration with Hoechst Marion Roussel, Inc. Cancer gene therapy, for which Cell Genesys currently has worldwide rights, is in preclinical testing for colon, ovarian and other specific types of cancer. These and other gene therapy programs utilize proprietary, engineered genes and gene delivery systems. The company's assets outside of gene therapy include its Abgenix, Inc. subsidiary, as well as the company's licensing program in gene activation technology.

  GenPharm International, Inc. is a world leader in the development of human
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monoclonal antibodies from transgenic mice for therapeutic and diagnostic uses.

  NOTE: Statements made in this press release other than statements of historical fact, including statements about the company's and its subsidiary's clinical trials, product pipelines, corporate partnerships, licenses and intellectual property, are forward looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of research and product development programs, patents, proprietary technology and corporate partnerships. Please see the company's Form 10-K dated March
28, 1996, including the portions of the Annual Report to Stockholders incorporated therein by reference as well as the company's reports on Forms 10-Q and 8-K and other documents filed from time to time with the Securities and Exchange Commission, for information about risks associated with product development programs, intellectual property and other risks which may affect the company. The company does not undertake any obligation to update forward-looking statements.

SOURCE  Cell Genesys Inc.

CONTACT: R. Scott Greer, President and Chief Executive Officer of Abgenix, Inc., 510-608-6565; or Kathleen Sereda Glaub, Senior Vice President and Chief Financial Officer of Cell Genesys, Inc., 415-358-9600, ext. 242